--------------------------
                                                          OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: February 28, 2009
                                                      Estimated average burden
                                                      hours per response...10.4
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Legacy Reserves, LP
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    524707304

          ------------------------------------------------------------
                                 (CUSIP Number)

                                February 28, 2018
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] RULE 13D-1(B)

[X] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).


                               Page 1 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Baines Creek Partners, L.P. (BCP)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              6,490,000
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  6,490,000
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  6,490,000
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   8.44%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
- --------------------------------------------------------------------------

                                Page 2 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Baines Creek Special Purpose Partners, L.P. (BCSPP)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              4,462,335
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  4,462,335
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  4,462,335
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   5.80%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
- --------------------------------------------------------------------------

                                Page 3 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kevin Tracy (KT)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              6,510
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  6,510
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  6,510
- --------------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   0.01%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
- --------------------------------------------------------------------------
                                Page 4 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jeremy Carter (JC)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              142,317
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  142,317
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  142,317
- --------------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   0.19%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
- --------------------------------------------------------------------------
                                Page 5 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         James Schumacher (JS)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              4,686
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  4,686
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  4,686
- --------------------------------------------------------------------------

  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9   0.01%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
- --------------------------------------------------------------------------
                                Page 6 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Brian Williams (BW)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING              473,372
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                  473,372
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  473,372
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    0.62%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             IN
- --------------------------------------------------------------------------

                                Page 7 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Baines Creek Capital, LLC (BCC)
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Texas
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING             11,579,220
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                 11,579,220
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 11,579,220
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  15.06%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
             CO
- --------------------------------------------------------------------------


				Page 8 of 13 Pages

CUSIP NO. 524707304
          ---------

- --------------------------------------------------------------------------



ITEM 1(A)         NAME OF ISSUER:

                  Legacy Reserves, LP

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  303 West Wall, Suite 1800
                  Midland, TX 79701

ITEM 2(a)         NAME OF PERSONS FILING:

                  (i) Baines Creek Partners, LP (BCP) with respect to
                      units of COMMON STOCK directly owned by it.

		 (ii) Baines Creek Special Purpose Partners, LP
		      (BCSPP) with respect to units of COMMON STOCK directly owned by it.

                (iii) Kevin Tracy (KT) with respect
                      to units of COMMON STOCK directly owned by him.

		 (iv) Jeremy Carter (JC) with respect
                      to units of COMMON STOCK directly owned by him.

		  (v) James Schumacher (JS) with respect
                      to units of COMMON STOCK directly owned by him.

                 (vi) Brian Williams (BW) with respect
                      to units of COMMON STOCK directly owned by him.

		(vii) Baines Creek Capital, LLC (BCC) with respect
                      to units of COMMON STOCK beneficially owned by it.

		      The foregoing persons are hereinafter sometimes
                 collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.


ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 The address of the business office of each of the Reporting Persons is 11940 Jollyville Road Suite 210-S Austin,
		 Texas 78759

ITEM 2(c)        CITIZENSHIP:

                 BCP and BCSPP are a limited partnershipS organized under the laws of the State of Delaware. BCC is a limited liability company organized under the laws of the State of Texas.
		 KT, JC, JS and BW are individuals that reside in the State of Texas.


ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK

                                Page 9 of 13 Pages

ITEM 2(e)         CUSIP NUMBER:

                  524707304

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS.
                  240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ] Bank as defined in section 3(a)(6) of the Act
                (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                Page 10 of 13 Pages

ITEM 4. OWNERSHIP:

        This Statement is being filed with respect to an aggregate of 3,693,344 units of COMMON STOCK, resulting in beneficial ownership as follows:


        1. Baines Creek Partners, L.P.,
           (a) Amount Beneficially owned: 6,490,000
           (b) Percent of Class: 8.44%
               The percentages used herein and in the rest of Item 4 are calculated based on 72,894,049 units of Common Stock outstanding as of August 1, 2017, as disclosed in the Issuers most recent Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 23, 2018.
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 6,490,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:6,490,000

	2. Baines Creek Special Purpose Partners, L.P.,
           (a) Amount Beneficially owned: 4,462,335
           (b) Percent of Class: 5.80%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 4,462,335
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 4,462,335

        3. Kevin Tracy
           (a) Amount Beneficially owned: 6,510
           (b) Percent of Class: 0.01%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 6,510
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 6,510

	4. Jeremy Carter
           (a) Amount Beneficially owned:142,317
           (b) Percent of Class: 0.19%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:142,317
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:142,317

	5. James Schumacher
           (a) Amount Beneficially owned: 4,686
           (b) Percent of Class: 0.01%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 4,686
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 4,686

        6. Brian Williams
           (a) Amount Beneficially owned: 473,372
           (b) Percent of Class: 0.62%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 473,372
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 473,372

        7. Baines Creek Capital, LLC
           (a) Amount Beneficially owned: 11,579,220
           (b) Percent of Class:15.06%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:11,579,220
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   11,579,220

                                Page 11 of 13 Pages

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                As the discretionary investment manager of BCP and BCSPP, BCC has power to direct the voting and disposition of shares held by BCP and BCSPP and its related individuals KT, JC, JS and BW.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  N/A


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                  See Item 2.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  N/A


                                Page 12 of 13 Pages

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 28, 2018
                                              /s/ Brian Williams
                                              ----------------------------------
                                              Managing Partner
					      Baines Creek Capital, LLC